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Exhibit 99.1

For:	Duane Reade Inc.
Approved By:	John Henry
(212) 273-5746
SVP—Chief Financial Officer
Contact:	Cara O'Brien/Lila Sharifian (212) 850-5600 Financial Dynamics

FOR IMMEDIATE RELEASE

DUANE READE INC. REPORTS SECOND QUARTER AND FIRST HALF
SALES AND EARNINGS RESULTS

        New York, New York, July 19, 2004—Duane Reade Inc. (NYSE: DRD) today reported sales and earnings for the second quarter ended June 26, 2004.

SECOND QUARTER RESULTS

        Net sales increased 2.8% to $365.2 million, with pharmacy sales increasing 6.5% and comprising 45.3% of net sales, as compared to the second quarter of the previous year. Same-store sales increased 0.4%, reflecting a 4.6% increase in pharmacy same-store sales and a 2.8% decline in front-end same-store sales from the previous year. Approximately 1.2% of the front-end same-store sales decline is due to decreases in sales of tobacco products attributable to restrictions on smoking in certain public places that were enacted throughout New York City in 2003 along with increased tax rates on tobacco sales.

        Net income for the quarter was $3.0 million, or $0.12 per diluted share, compared to $4.1 million, or $0.17 per diluted share, in the previous year. Included in second quarter net income is $1.5 million of expenses incurred in connection with the previously announced planned acquisition by an affiliate of Oak Hill Capital. In addition, net income reflects a $1.1 million labor contingency expense associated with the previously announced disputed administrative law judge's recommendation in a litigation matter with the Allied Trades Council, a union representing employees in 139 of the Company's stores. Excluding these two charges, second quarter net income would have amounted to $4.5 million, or $0.18 per diluted share.

        For the quarter, FIFO EBITDA, as defined on the attached schedule of operating data, amounted to $21.8 million, or 6.0% of sales. This compares to $21.8 million or 6.1% of sales in last year's second quarter.

        The Company opened four new stores during the second quarter of both the current and prior years. As of June 26, 2004, the Company operated 247 stores.

        Gross profit margin for the second quarter increased to 22.0% of sales, compared to 21.7% in the same quarter last year. The increase was primarily attributable to favorable selling margins and lower shrink losses that more than offset the impact of an increased mix of lower margin pharmacy sales.

        Selling, general and administrative expenses were $59.9 million, or 16.4% of sales, compared to $57.3 million, or 16.1% of sales, in the previous year. The increase in rate is largely attributable to higher professional fees for legal and litigation related expenses that were $0.6 million higher than the second quarter of 2003.

        Interest expenses declined to $3.3 million from $3.5 million last year, primarily due to lower rates of interest on outstanding revolver borrowings.

        Anthony J. Cuti, Chairman of the Board and Chief Executive Officer, stated, "Second quarter sales and earnings results reflect the high unemployment rates from prior periods throughout New York City that have restrained our sales growth. We are, however, pleased to see that many economic measures in the New York metropolitan market, including higher levels of employment during the second quarter of this year, are beginning to gain traction and this should lead to continued job creation, improved levels of customer demand and increased sales trends during the second half of this year.

        "In addition, our previously announced planned acquisition by an affiliate of Oak Hill Capital will be considered by shareholders at a July 26, 2004 special shareholders' meeting, with the closing of this transaction expected to occur shortly thereafter."

FIRST HALF RESULTS

        Net sales for the 26 weeks ended June 26, 2004 increased 3.8% to $714.8 million, compared with $688.8 million in the previous year. Pharmacy sales increased 8.3% to $323.9 million and represented 45.3% of net sales. Front-end sales increased 0.3% to $390.9 million, compared to $389.7 million in the previous year. During the first half of 2004, same-store sales increased 1.0%, including a 5.5% same-store increase in pharmacy sales and a 2.5% decline in front-end same-store sales. The aforementioned New York City restrictions on smoking and increased tobacco taxes accounted for approximately 1.4% of the front-end same-store sales decline.

        Net income for the first half amounted to $4.3 million, or $0.18 per diluted share, compared to $7.2 million, or $0.29 per diluted share last year. The current year's results include $2.6 million of transaction costs associated with the planned acquisition by an affiliate of Oak Hill Capital and $2.2 million of labor contingency expense related to the administrative law judge's recommendation referenced above. Excluding these charges, net income was $7.2 million, or $0.29 per diluted share.

        FIFO EBITDA for the first half of 2004 amounted to $40.6 million, or 5.7% of sales, compared to $40.4 million, or 5.9% of sales in the previous year.

        Cash flow from operating activities for the 26-week period was $20.0 million, or 2.8% of sales, compared to $14.0 million, or 2.0% of sales, in the previous year.

        During the first six months, the Company opened seven stores and closed one, compared with 11 new stores opened and three stores closed in the prior year period. Pre-opening expenses were $0.4 million, as compared to $0.6 million in the same period last year.

CURRENT OUTLOOK

        The Company expects continued sluggish consumer demand with modest improvement resulting from the current trend of gradual increases in employment opportunities in New York City. For the full year, sales are expected to range between $1.470 billion and $1.485 billion, with a total same-store sales increase between 1.7% and 2.3%. Pharmacy same-store sales are expected to increase from 5.9% to 6.5%, while front-end sales are expected to decline between 1.0% and 1.6%. Smoking restrictions and increased tobacco taxes are expected to impact annual front-end same-store sales performance by approximately 1.0%, which is reflected in this sales guidance. The impact of these items on tobacco sales should largely be cycled out of the same-store sales comparisons by the first quarter next year.

        For the full year, FIFO EBITDA is projected to range between $91.0 million, or 6.2% of sales, and $94.0 million, or 6.3% of sales.

        Due to the expected completion of the acquisition of the Company during the third quarter, and the related application of purchase accounting that will result from this transaction, net income and related diluted earnings per share expectations cannot be provided at this time, and expected net income ranges shown on the attachments to this release are provided solely for the purpose of reconciliation of the non-GAAP FIFO EBITDA financial measure provided above. FIFO EBITDA will not be impacted by the application of purchase accounting that will result from the completion of the planned acquisition.

        The Company projects that total current year capital spending, lease acquisitions and other investing activities will approximate $57 million and expects to complete 17 new store openings. For fiscal 2005, capital spending, lease acquisitions and other investment spending is expected to decline to approximately $39 million, reflecting the addition of approximately 10 new stores.

        The Company's actual results for fiscal 2004 may differ from those projected as a result of various factors that are described in the last paragraph of this press release and that are more fully described in the Company's filings with the Securities and Exchange Commission.

        In view of the impending July 26, 2004 shareholders' meeting to consider the planned acquisition of the Company by an affiliate of Oak Hill Capital, there will not be a second quarter earnings conference call.

        Founded in 1960, Duane Reade is the largest drug store chain in the metropolitan New York City area, offering a wide variety of prescription and over-the-counter drugs, health and beauty care items, cosmetics, greeting cards, photo supplies and photofinishing. As of June 26, 2004, the Company operated 247 stores. Duane Reade maintains a website at http://www.duanereade.com.

Important Information

        In connection with the acquisition of Duane Reade by Duane Reade Acquisition Corp., Duane Reade Acquisition Corp. and related entities have filed relevant materials with the Securities and Exchange Commission (the "SEC"), including a definitive proxy statement, which was filed on June 30, 2004 and was mailed to holders of Duane Reade's common stock on July 1, 2004. Stockholders are urged to read the definitive proxy statement on file with the SEC, and any other relevant materials filed by Duane Reade or the Oak Hill entities because they contain, or will contain, important information. The definitive proxy statement is available for free (along with any other documents and reports filed by Duane Reade with the SEC) at the SEC's website, www.sec.gov. In addition, you may obtain documents filed with the SEC by Duane Reade free of charge by requesting them in writing from Duane Reade Inc., 440 Ninth Avenue, New York, New York 10001, Attention: Corporate Secretary, or by telephone at (212) 273-5700.

Participant Information

        Duane Reade Shareholders, LLC, Duane Reade Holdings, Inc. and Duane Reade Acquisition Corp. were formed as the acquiring entities at the direction of the equity sponsors, which currently include Oak Hill Capital Partners, L.P., Oak Hill Capital Management Partners, L.P. and certain members of Duane Reade's management. Andrew J. Nathanson and Tyler J. Wolfram are the initial directors of each newly formed Delaware corporation and Michael Green was added as a director on July 12, 2004. These entities and their directors and officers may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. As of the date of this communication, Mr. Nathanson has an indirect interest (through his participation in an investment partnership) of less than 1% in the outstanding shares of the common stock of Duane Reade and none of the other foregoing participants has any direct or indirect interest, by security holdings or otherwise, in Duane Reade.

        Duane Reade and its directors and executive officers may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed transaction. Certain information regarding the participants and their interest in the solicitation is set forth in the proxy statement for Duane Reade's 2003 annual meeting of stockholders filed with the SEC on April 10, 2003 and the Form 4s filed by Duane Reade's directors and executive officers since April 10, 2003. Stockholders may obtain additional information regarding the interests of such participants by reading the definitive proxy statement, filed on June 30, 2004.

        Except for historical information contained herein and statements relating to the acquisition of the Company by Oak Hill, the statements in this release and the accompanying discussion on the earnings conference call are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, this document may contain statements, estimates or projections relating to, among other things, the acquisition of the Company by Oak Hill that constitute "forward-looking" statements as defined under U.S. federal securities laws. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the drugstore industry in general and in the Company's specific market area, inflation, changes in costs of goods and services and economic conditions in general and in the Company's specific market area. Those and other risks are more fully described in Duane Reade's reports filed with the SEC from time to time, including its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Except to the extent otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements.

Tables to follow

Duane Reade Inc.
Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)

	For the 13 Weeks Ended		For the 26 Weeks Ended
	June 26, 2004	June 28, 2003	June 26, 2004	June 28, 2003
Net sales	$365,206	$355,146	$714,756	$688,768
Cost of sales	285,018	278,171	558,802	541,604

Gross profit	80,188	76,975	155,954	147,164

Selling, general & administrative expenses	59,924	57,260	118,567	110,834
Labor contingency expense	1,100	—	2,200	—
Transaction expense	1,516	—	2,619	—
Depreciation and amortization	9,239	8,154	18,305	15,712
Store pre-opening expenses	209	229	365	644

	71,988	65,643	142,056	127,190

Operating income	8,200	11,332	13,898	19,974
Interest expense, net	3,257	3,549	6,694	7,066
Debt extinguishment	—	—	—	105

Income before income taxes	4,943	7,783	7,204	12,803
Income taxes	1,976	3,725	2,880	5,633

Net income	$2,967	$4,058	$4,324	$7,170

Net Income Per Common Share—Basic(1):
Net income	$0.12	$0.17	$0.18	$0.30

Weighted average common shares outstanding	24,482	24,038	24,446	24,038

Net Income Per Common Share—Diluted(1):
Net income	$0.12	$0.17	$0.18	$0.29

Weighted average common shares outstanding	24,687	24,351	24,686	24,345

(1)
Earnings per share amounts are calculated based on the weighted average shares outstanding and may not add due to rounding.

Duane Reade Inc.
Consolidated Balance Sheets
(In thousands)

	June 26, 2004	December 27, 2003
	(Unaudited)
Current Assets
Cash	$1,328	$1,252
Receivables, net(1)	55,063	53,689
Inventories, net	260,307	259,765
Current Portion of Deferred Taxes	7,265	8,150
Prepaid Expenses and Other Current Assets(2)	16,233	19,504

Total Current Assets	340,196	342,360
Property and Equipment, net	193,174	189,469
Goodwill, net	161,625	161,318
Deferred Taxes	3,623	5,543
Other Assets(3)	98,384	88,836

Total Assets	$797,002	$787,526

Current Liabilities
Accounts Payable	$77,041	$85,258
Accrued Expenses	29,887	29,122
Current Portion of Capital Leases	441	422

Total Current Liabilities	107,369	114,802
Other Liabilities(4)	67,645	62,915
Long Term Debt and Capital Leases	279,217	272,488

Total Liabilities	454,231	450,205

Total Stockholders' Equity	342,771	337,321

Total Liabilities and Stockholders' Equity	$797,002	$787,526

        Certain prior year amounts have been reclassified to conform to the current year's presentation.

(1)
Includes third party pharmacy receivables of $34,140 and $33,672 at June 26, 2004 and December 27, 2003, respectively.

(2)
Decrease in prepaids and other current assets from December 27, 2003 is primarily due to the collection of property insurance recoveries and other short term assets.

(3)
Increase in other assets from December 27, 2003 is primarily due to the payment of premiums for executive split dollar life insurance policies, combined with additions to customer list and lease acquisition costs.

(4)
Increase in other liabilities from December 27, 2003 is primarily due to the deferred rent impact of new stores added since the prior year end, combined with the additional labor contingency accrual recorded during the same period.

Duane Reade Inc.
Operating Data (Unaudited)
(Dollars in thousands)

	13 Weeks Ended		26 Weeks Ended
	26-Jun-04	28-Jun-03	26-Jun-04	28-Jun-03
EBITDA (LIFO Basis)(1)	$21,528	$21,618	$40,089	$40,110
add back LIFO Expense	240	150	480	300

EBITDA (FIFO Basis)(1)	$21,768	$21,768	$40,569	$40,410

FIFO EBITDA as a percentage of net sales	6.0%	6.1%	5.7%	5.9%
Capital expenditures	$8,320	$11,545	$16,182	$25,795
Lease acquisitions and other investing activities	$2,260	$3,244	$11,517	$9,903
Same-store sales growth	0.4%	3.1%	1.0%	2.4%
Pharmacy same-store sales growth	4.6%	8.0%	5.5%	7.2%
Front-end same-store sales growth	-2.8%	-0.4%	-2.5%	-1.2%
Pharmacy sales as a % of net sales	45.3%	43.7%	45.3%	43.4%
Third Party sales as a % of pharmacy sales	92.2%	91.3%	92.1%	91.2%
Average weekly prescriptions filled per store(2)	853	884	869	896
Number of stores at end of period			247	236
Retail square footage at end of period			1,758,006	1,658,326
Average store size (sq.ft.) at end of period			7,117	7,027

(1)
As used in this report, EBITDA means earnings before interest, income taxes, depreciation, amortization, transaction expenses, debt extinguishment costs, labor contingency expense, extraordinary charges, non-recurring charges and other non-cash items (primarily deferred rents). We believe that EBITDA, as presented, represents a useful measure of assessing the performance of our operating activities, as it reflects our earnings trends without the impact of certain non-cash and unusual charges or income. EBITDA is also used by our creditors in assessing debt covenant compliance. We understand that, although security analysts frequently use EBITDA in the evaluation of companies, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. EBITDA is not intended as an alternative to cash flow provided by operating activities as a measure of liquidity, as an alternative to net income as an indicator of our operating performance, nor as an alternative to any other measure of performance in conformity with generally accepted accounting principles. A reconciliation of EBITDA to both net income and cash flow provided by operating activities is provided on the following page of this release.

(2)
Comparative stores only, does not include new stores.

Duane Reade Inc.
Reconciliation of EBITDA to Net Income and
Net Cash Provided by Operating Activities (Unaudited)
(in thousands)

	For the 13 Weeks Ended		For the 26 Weeks Ended
	June 26, 2004	June 28, 2003	June 26, 2004	June 28, 2003
EBITDA	$21,528	$21,618	$40,089	$40,110
Depreciation and amortization	(9,239)	(8,154)	(18,305)	(15,712)
Deferred rent	(1,473)	(2,132)	(3,067)	(4,424)
Labor contingency expense	(1,100)	—	(2,200)	—
Transaction expense	(1,516)	—	(2,619)	—
Debt extinguishment	—	—	—	(105)
Interest expense	(3,257)	(3,549)	(6,694)	(7,066)
Income taxes	(1,976)	(3,725)	(2,880)	(5,633)

Net income	$2,967	$4,058	$4,324	$7,170
Net income	2,967	4,058	4,324	7,170

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization of property	6,201	5,360	12,477	10,477
Amortization of goodwill, intangibles and deferred financing costs	3,515	3,302	6,783	6,250
Deferred tax provision	1,975	908	2,805	2,817
Non-cash rent expense and other	1,473	2,132	3,067	4,455
Changes in operating assets and liabilities (net of effect of acquisitions):
Receivables	4,061	(77)	(1,374)	(227)
Inventories	(10,072)	831	437	(10,954)
Accounts payable	204	(867)	(8,217)	2,189
Prepaid and accrued expenses	(3,245)	(3,922)	3,400	(3,229)
Other assets/liabilities, net	767	(1,492)	(3,663)	(4,968)

Cash provided by operating activities	$7,846	$10,233	$20,039	$13,980

Duane Reade Inc.
Reconciliation of Range of Projected EBITDA
to Net Income (Unaudited)
(in thousands)

	For the 52 Weeks Ended December 25, 2004
Annual sales	$1,470,000	$1,485,000

EBITDA (FIFO Basis)	$91,000	$94,000
LIFO expense	(1,000)	(1,000)

EBITDA (LIFO Basis)	90,000	93,000
Depreciation and amortization	(42,300)	(42,300)
Deferred rent	(5,800)	(5,800)
Labor contingency expense	(4,400)	(4,400)
Transaction expense	(2,600)	(2,600)
Interest expense	(22,600)	(22,600)
Income taxes	(4,900)	(6,100)

Net income	$7,400	$9,200

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DUANE READE INC. REPORTS SECOND QUARTER AND FIRST HALF SALES AND EARNINGS RESULTS
Duane Reade Inc. Reconciliation of Range of Projected EBITDA to Net Income (Unaudited) (in thousands)